Exhibit 8.1

List of Subsidiaries of the Registrant

Name	Subsidiaries	Place of Incorporation
Hexindai Hong Kong Limited	100%	Hong Kong
HX Asia Investment Limited	100%	British Virgin Islands
HX China Investment Limited	100%	British Virgin Islands
Tianjin Haohongyuan Technology Co., Ltd.	100%	People’s Republic of China
Beijing Hexin Yongheng Technology Development Co., Ltd. (“Hexin Yongheng”)	100%	People’s Republic of China
Hexin E-Commerce Co., Ltd. (“Hexin E-Commerce”)	VIE of Hexin Yongheng	People’s Republic of China
Wusu Hexin Internet Small Loan Co., Ltd.	VIE of Hexin Yongheng and majority owned subsidiary of Hexin E-Commerce	People’s Republic of China
Horgos Qinhe Electronic Technology Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Tianjin Qinhe Electronic Technology Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Tianjin Bozhishuntai Technology Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Horgos Bozhishuntai Venture Capital Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Trust 1	Consolidated Trust	People’s Republic of China